UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event report): November 9, 2010

DEEP WELL OIL & GAS, INC.
(Exact name of registrant as specified in its charter)

NEVADA	0-24012	13-3087510
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

Suite 700, 10150 – 100 Street, Edmonton, Alberta, Canada	T5J 0P6
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (780) 409-8144

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

Pursuant to two subscription agreements dated November 9, 2010, we closed two private placements (“Offering”) to two investors (the “Subscribers”) of an aggregate of 29,285,713 (Twenty Nine Million Two Hundred Eighty Five Thousand Seven Hundred Thirteen US Dollars) units (“Units”) at a price of US$0.07 per Unit, for total gross proceeds of US$2,050,000 (Two Million Fifty Thousand US Dollars). Each Unit is comprised of one (1) common share (“Common Share”) and one (1) Common Share purchase warrant (“Whole Warrant”). Each Whole Warrant entitles the holder to purchase one (1) Common Share at a price of US$0.105 for a period of three (3) years from the closing date, provided that if the closing price of the Common Shares of the Corporation on the principal market on which our shares trade is equal to or exceeds US$1.00 for thirty (30) consecutive trading days, the warrant term shall automatically accelerate to the date which is thirty (30) calendar days following the date that written notice has been given to the warrantholder. No commission or finder’s fees were payable in connection with this Offering. The Units were issued pursuant to Regulation S under the Securities Act of 1933, as amended. The Corporation is committed to using the majority of the net proceeds from the Offering to conduct engineering, construction and other operations for its recently approved Cyclical Steam Stimulation production test.

The foregoing summary is qualified in its entirety by the terms of the form of Subscription Agreement and form of Whole Warrant, the generic forms of which are filed herewith as Exhibits 4.1 and 4.2.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under “Item 1.01 Entry into a Material Definitive Agreement” of this report is incorporated by reference into this Item 3.02.

Item 9.01	Financial Statements and Exhibits.

The Company issued a press release on November 10, 2010 announcing this private placement, which is filed herewith as Exhibit 99.1.

(a)  Financial Statements

Not Applicable.

(d)  Exhibits to subject matter reported on this Form 8-K

Exhibit No.	Description
4.1	Form of Subscription Agreement for private placements dated November 9, 2010, filed herewith.
4.2	Form of Warrant dated November 9, 2010, filed herewith.
99.1	Press Release dated November 10, 2010, filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

DEEP WELL OIL & GAS, INC.

Date: November 12, 2010	By:	/s/ Horst A. Schmid
Dr. Horst A. Schmid
President and CEO